Exhibit 99.2

News	Contact: Heather Ferrante Investor Relations ViaSat Inc. +1 760-476-2633 www.viasat.com

ViaSat Announces Cash Tender Offer for its 8.875% Senior Notes Due 2016

Carlsbad, Calif. – September 27, 2012 – ViaSat Inc. (Nasdaq: VSAT) has commenced a cash tender offer to purchase any and all of its $275 million in aggregate principal amount of outstanding 8.875% Senior Notes due 2016 (CUSIP 92552VAC4) (the “Notes”). In conjunction with the tender offer, ViaSat is soliciting consents from holders of the Notes to effect certain proposed amendments to the indenture governing the Notes. The tender offer and consent solicitation are being made on the terms and subject to the conditions set forth in an Offer to Purchase and Consent Solicitation Statement (the “Offer to Purchase”) and related Letter of Transmittal and Consent, each dated September 27, 2012. Holders that tender their Notes in the tender offer will be deemed to have consented to the proposed amendments to the indenture governing the Notes.

The tender offer and consent solicitation are subject to the satisfaction or waiver of certain conditions, as described in the Offer to Purchase, including the condition that ViaSat shall have received net proceeds from one or more financings sufficient to repurchase all of the Notes tendered, including the payment of all premiums, if any, consent payments, accrued interest, and costs and expenses incurred in connection with the tender offer and consent solicitation, as described in more detail in the Offer to Purchase.

ViaSat is offering to purchase the Notes at a price of $1,061.56 for each $1,000 in principal amount of Notes (the “Tender Offer Consideration”) validly tendered (and not validly withdrawn) and accepted for purchase pursuant to the tender offer, plus accrued interest. Holders who validly tender (and do not validly withdraw) their Notes and validly deliver (and do not validly revoke) their consents to the proposed amendments at or prior to 5.00 p.m., New York City time, on October 11, 2012, unless extended or earlier terminated (such date and time, as the same may be extended or earlier terminated, the “Consent Deadline”) will also receive a consent payment of $10.00 for each $1,000 in principal amount of Notes validly tendered (and not validly withdrawn) and accepted for purchase pursuant to the tender offer. The total consideration for each $1,000 principal amount of Notes validly tendered and not validly withdrawn and accepted for purchase at or prior to the Consent Deadline will be an amount equal to $1,071.56 (the “Total Consideration”). ViaSat will not pay the consent payment to holders who tender Notes and deliver consents to the proposed amendments after the Consent Deadline.

The proposed amendments to the indenture governing the Notes would eliminate substantially all of the restrictive covenants, certain affirmative covenants, certain events of default and certain conditions to legal defeasance or covenant defeasance contained in the indenture and the Notes. Holders may not deliver consents to the proposed amendments without validly tendering the related Notes in the tender offer and may not revoke their consents without withdrawing the previously tendered Notes to which they relate.

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Notes validly tendered at or prior to 5:00 p.m., New York City time, on October 11, 2012 (the “Withdrawal Date”) may be validly withdrawn and the related consents may be validly revoked at any time prior to the Withdrawal Date. Tendered notes and delivered consents may not be validly withdrawn or revoked after the Withdrawal Date, except under certain limited circumstances as described in the Offer to Purchase.

The Offer to Purchase contains early settlement provisions, whereby Notes validly tendered (and not validly withdrawn) on or prior to the business day prior to the early acceptance date (expected to be October 12, 2012) may be accepted. Payment of the applicable consideration for such notes is expected to be made on or promptly following such acceptance.

The tender offer and consent solicitation will expire at 11:59 p.m., New York City time, on October 25, 2012 unless extended or earlier terminated by ViaSat (such date and time, as the same may be extended or earlier terminated, the “Expiration Time”).

If not all Notes are validly tendered pursuant to the tender offer, ViaSat currently intends, but is not obligated, to redeem any untendered Notes in accordance with the indenture governing the Notes.

ViaSat has engaged BofA Merrill Lynch as the Dealer Manager and Solicitation Agent for the tender offer and consent solicitation. BofA Merrill Lynch can be contacted at (888) 292-0070 (toll-free) and (646) 855-3401 (collect).

The complete terms and conditions of the tender offer and consent solicitation are set forth in the Offer to Purchase. Holders of Notes are urged to read the tender offer documents carefully before making any decision with respect to the tender offer. Holders may obtain copies of the Offer to Purchase and the Letter of Transmittal from D.F. King & Co., Inc., the Information Agent and Tender Agent for the tender offer and consent solicitation, at (212) 269-5550 (brokers and banks) and (800) 859-8511 (all others; toll-free).

This press release is for information purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of a consent with respect to any of the Notes. The tender offer and consent solicitation are being made solely pursuant to the tender offer and consent solicitation documents, including the Offer to Purchase, that ViaSat is distributing to holders of the Notes. The tender offer and consent solicitation are not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

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Neither ViaSat, the Dealer Manager nor the Information Agent and Tender Agent, nor any other person makes any recommendation as to whether holders of Notes should tender their Notes, and no one has been authorized to make such a recommendation.

Safe Harbor Statement

This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements include, among others, statements regarding the payment of the Total Consideration and Tender Offer Consideration, the elimination of restrictive covenants, certain affirmative covenants and certain conditions to legal defeasance or covenant defeasance contained in the indenture governing the Notes and the redemption of any untendered Notes, and are generally identified with words such as “believe,” “could,” “expect,” “intend,” “may,” “plan,” “will” and similar expressions. Such statements reflect management’s current expectations and judgment as of the date of this press release. Risks, uncertainties and assumptions that could affect ViaSat’s forward-looking statements include, among other things, the completion of the tender offer and the receipt of consents sufficient to approve the proposed amendments to the indenture governing the Notes. In addition, please refer to the risk factors contained in ViaSat’s SEC filings available at www.sec.gov, including ViaSat’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. ViaSat undertakes no obligation to update or revise any forward-looking statements for any reason.